EXHIBIT 11 - Statement Re: Computation of Per Share Earnings

   Presented below is the calcuation of the Registrant's primary and fully diluted earnings per share required by Item 601(b)(11) of Regulation S-K
(dollars in thousands, except per share data):
                                         Three Months Ended
                                              March 31,
                                         ------------------
                                           1996       1995
                                         ------      -----
PRIMARY

Net income                               $3,477     $3,061
                                          =====      =====

Average common shares outstanding         7,956      7,931
Common stock equivalents - net effect
of the assumed exercise of stock options
- -- based on the treasury stock method
using average market price                  369        353
                                          -----      -----
    Average primary shares outstanding    8,325      8,284
                                          =====      =====

           PRIMARY EARNINGS PER SHARE     $ .42     $  .37
                                           ====       ====

FULLY DILUTED EARNINGS PER SHARE

Net income                               $3,477     $3,061
                                          =====      =====

Average common shares outstanding         7,956      7,931
Common stock equivalents - net effect
of the assumed exercise of stock options
- -- based on the treasury stock method
using average market price or year-end
market price, whichever was higher          369        361
                                          -----      -----
           Average fully diluted shares
                  outstanding             8,325      8,292
                                          =====      =====

           FULLY DILUTED EARNINGS PER
                SHARE                     $ .42      $ .37
                                           ====       ====